Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	Damon Wright
Sr. Director, Investor Relations
Epicor Software Corporation
949/585-4509
dswright@epicor.com

Epicor® Expands Board of Directors

Richard H. Pickup and John M. Dillon to Join Epicor Board

Company Enters into Agreement with Elliott Associates, L.P.

IRVINE, Calif., February 25, 2009 — Epicor Software Corporation (NASDAQ: EPIC), a leading provider of enterprise business software solutions for the midmarket and divisions of Global 1000 companies, today announced that it has expanded its Board of Directors with the addition of two new directors. Richard H. Pickup, one of Epicor’s largest stockholders, and John M. Dillon, a seasoned executive with more than 30 years of experience in technology and software, will join the Board as soon as practicable. With the addition of these new directors, Epicor’s Board expands to seven directors, six of whom are outside directors.

In connection with the expansion of the Company’s Board of Directors, Elliott Associates, L.P., owner of approximately 10.7% percent of Epicor’s outstanding shares of common stock and approximately $28 million principal amount of the Company’s convertible senior notes due 2027, has agreed to abide by certain standstill provisions through the earlier to occur of (i) February 24, 2010 and (ii) fifteen (15) days prior to the last date under the Company’s bylaws that stockholders of Epicor may submit proposals or director nominations for the Company’s 2010 annual meeting of stockholders. In addition, and pursuant to the agreement, Elliott Associates shall be permitted to acquire in the aggregate up to 14.99% of the Company’s common stock and up to $100 million principal amount of Epicor’s convertible senior notes due 2027.

Epicor Chairman, President and CEO George Klaus commented, “On behalf of Epicor’s Board and management team, I am pleased to welcome Richard and John to Epicor’s Board. These appointments increase stockholder representation on the Board and are a testament to

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our commitment to drive value for all stockholders. Together, Richard and John bring years of expertise in their respective fields to our Board and are an excellent complement to the existing strengths of our Board. We welcome the new perspectives and insights they will provide. We believe the agreement we have reached with Elliott Associates is in the best interest of the Company and its stockholders and we look forward to executing on our strategic plan, which we believe will drive stockholder value.”

“As a major shareholder interested in Epicor’s long-term value, Elliott is pleased to have worked with the Company to reach this agreement,” said Jesse A. Cohn, Portfolio Manager at Elliott Associates. “With two shareholder-appointed representatives on its Board and a constructive dialogue in place between Epicor and its shareholders, we believe the focus is firmly on maximizing shareholder value.”

Richard Pickup is one of the largest holders of Epicor common stock. He has been active in the securities market for more than 50 years and has been involved with a number of different companies. Pickup holds a Bachelor of Arts degree in economics and business from Whittier College.

John Dillon has thirty years of experience building successful technology companies. He began his career as a Systems Engineer for EDS (Electronic Data Systems) and then moved into a variety of sales management positions for various high tech companies including Oracle Corporation. During the past 15 years, Dillon has served as President and Chief Executive Officer for Hyperion Solutions (at the time, a public software company with $500 million in revenues) and then as CEO for Salesforce.com. Beginning in 2002, Dillon served as CEO for Navis, LLC, a private company, specializing in software systems for operating large Marine Container Terminals and distribution centers. In 2007, Dillon sold Navis to Zebra Technology and in 2008 completed its transition to a subsidiary within Zebra focused on real-time location, asset management and resource optimization solutions. Dillon holds a Bachelor of Science degree in engineering from the United States Naval Academy and an MBA from Golden Gate University. He served on active duty in the nuclear submarine service for five years before beginning his civilian career.

About Epicor Software Corporation

Epicor Software is a global leader delivering business software solutions to the manufacturing, distribution, retail, hospitality and services industries. With 20,000 customers in over 150 countries, Epicor provides integrated enterprise resource planning (ERP), customer

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relationship management (CRM), supply chain management (SCM) and enterprise retail software solutions that enable companies to drive increased efficiency and improve profitability. Founded in 1984, Epicor celebrates 25 years of technology innovation delivering business solutions that provide the scalability and flexibility businesses need to build competitive advantage. Epicor provides a comprehensive range of services with a single point of accountability that promotes rapid return on investment and low total cost of ownership, whether operating business on a local, regional or global scale. The Company’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit www.epicor.com.

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Epicor is a registered trademark of Epicor Software Corporation. Other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.